Exhibit 11

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

March 30, 2009

RMR Real Estate Income Fund

400 Centre Street
Newton, Massachusetts 02458

Re:	Registration Statements on Form N-2 and
Form N-14 for RMR Real Estate Income Fund

Ladies and Gentlemen:

We have acted as special counsel to RMR Real Estate Income Fund, a statutory trust created under the Delaware Statutory Trust Act (the “Fund”), in connection with the preparation and filing of the Fund’s registration statements on Form N-14 (the “Form N-14”) and Form N-2 (the “Form N-2” and, together with the Form N-14, the “Registration Statements”) with the Securities and Exchange Commission (the “Commission”). The Form N-14 is being filed with the Commission under the Securities Act of 1933, as amended (the “1933 Act”), and the Form N-2 is being filed with the Commission under the Investment Company Act of 1940, as amended (the “1940 Act”). The Form N-14 relates to the registration under the 1933 Act of common shares of beneficial interest of the Fund, par value $0.001 per share (the “Common Shares”), and various series of auction preferred shares of the Fund, par value $0.0001 per share, liquidation preference $25,000 per share, as described in the Registration Statements (the “Preferred Shares,” and together with the Common Shares, the “Shares”), to be issued pursuant to separate Agreements and Plans of Reorganization (the “Agreements and Plans of Reorganization”) between the Fund and each of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund and RMR Dividend Capture Fund, each a Massachusetts business trust (each, a “Target Fund”).

This opinion is delivered in accordance with the requirements of Item 16 of the Form N-14 under the 1933 Act and Item 25 of the Form N-2 under the 1940 Act.

In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of (i) the Fund’s Notification of Registration filed pursuant to Section 8(a) of the 1940 Act on Form N-8A, as filed with the Commission on August 26, 2008, (ii) the Form N-14 Registration Statement, as filed with the Commission on August 26, 2008, as amended by Pre-Effective Amendment No. 1 thereto, filed with the Commission on December 23, 2008, and Pre-Effective Amendment No. 2 thereto being filed herewith under the 1933 Act, (iii) the Form N-2 Registration Statement, as filed with the Commission on August 26, 2008, as amended by Amendment No. 1 thereto, filed with the Commission on December 23, 2008, and Amendment No. 2 thereto being filed herewith under the 1940 Act, (iv) the Certificate of Trust of the Fund, as filed with the Secretary of State of the State of Delaware on August 19, 2008, (v) the Fund’s Declaration of Trust and By-Laws, each as amended to date (and together with the Certificate of Trust of the Fund, the “Governing Documents”), (vi) a specimen certificate representing the Common Shares, being filed herewith, (vii) the actions of the Board of Trustees of the Fund relating to the Agreements and Plans of Reorganization, the authorization and issuance of the Shares pursuant to each Agreement and Plan of Reorganization, the filing of the Registration Statements and any amendments or supplements thereto and related matters, (viii) the form of the Agreements and Plans of Reorganization and (ix) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Fund and of public officials and others.

For purposes of this opinion, we have further assumed (i) the due formation and valid existence in good standing of each party (other than the Fund) to the documents examined by us, (ii) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (iii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, (iv) that the reorganization of each Target Fund into the Fund and the related Agreement and Plan of Reorganization are approved by all necessary state law actions on the part of the Fund and the Target Funds at the time the Shares are issued and delivered, (v) the payment of consideration in respect of the Shares, and the application of such consideration, as provided in the Governing Documents and the Agreements and Plans of Reorganization, as applicable, the satisfaction of all conditions precedent to the issuance of Shares pursuant to the Agreements and Plans of Reorganization, and compliance with all other terms, conditions and restrictions set forth in the Agreements and Plans of Reorganization and the Governing Documents, as applicable, in connection with the issuance of Shares and (vi) the Registration Statements will have become effective prior to the issuance and delivery of the Shares.

Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to the laws of any jurisdiction other than the Delaware Statutory Trust Act.

We advise you that Skadden, Arps, Slate, Meagher & Flom LLP has rendered legal advice to RMR Advisors, Inc. (the “Advisor”), the Fund’s investment adviser, other investment funds advised by the Advisor and certain of their affiliates in connection with various matters.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares to be issued and delivered to shareholders of the Target Funds pursuant to the terms of each Agreement and Plan of Reorganization, upon issuance, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 11 to the Form N-14 and as Exhibit L to the Form N-2. We also consent to the reference to our firm under the heading “Material U.S. Federal Income Tax Consequences of the Reorganization” in the Registration Statements. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP